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                                                               EXHIBIT (A)(1)(D)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                        ASCENT ENTERTAINMENT GROUP, INC.
                                       AT

                              $15.25 NET PER SHARE

                                       BY

                         LIBERTY AEG ACQUISITION, INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           LIBERTY MEDIA CORPORATION

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000,
                         UNLESS THE OFFER IS EXTENDED.
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                                                               February 29, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Liberty AEG Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty Media"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent"), at $15.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 29, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

          1. Offer to Purchase dated February 29, 2000;

          2. Letter of Transmittal to be used by stockholders of Ascent accepting the Offer;

          3. Letter to Stockholders of Ascent from the Chairman of the Board of Directors of Ascent, accompanied by Ascent's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope address to The Bank of New York, the Depositary.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, LIBERTY MEDIA AND LIBERTY MEDIA'S OTHER DIRECT OR INDIRECT SUBSIDIARIES, WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR BEEN TERMINATED, AND (3) LIBERTY MEDIA HAVING OBTAINED SPECIAL TEMPORARY AUTHORIZATION OR APPROVAL FROM THE FEDERAL COMMUNICATIONS COMMISSION FOR THE TRANSFER OF CONTROL OF CERTAIN FCC LICENSES. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000, UNLESS EXTENDED.

     The Board of Directors of Ascent has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and determined that the terms of the Offer and the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the stockholders of Ascent and recommends that the stockholders of Ascent accept and tender their shares pursuant to the Offer.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 22, 2000 (the "Merger Agreement"), among the Purchaser, Liberty Media and Ascent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Ascent, with Ascent surviving the merger as an indirect wholly owned subsidiary of Liberty Media (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Ascent, the Purchaser, Liberty Media or any direct or indirect wholly owned subsidiary of Liberty Media or of Ascent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $15.25 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by The Bank of New York (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     Neither the Purchaser nor Liberty Media will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager (as defined in the Offer to Purchase) and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

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Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                            Very truly yours,

                                            J. P. MORGAN & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, LIBERTY MEDIA, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENT CONTAINED THEREIN.

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